As filed with the Securities and Exchange Commission on September 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1457385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado 80120

(303) 734-1727

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark H. McKinnies

8100 SouthPark Way, Unit B, Littleton, Colorado 80120

(303) 734-1727

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Julie A. Herzog, Esq.

SCHUCHAT, HERZOG & BRENMAN, LLC

1900 Wazee Street, Suite 300

Denver, CO 80202

(303) 295-9700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering Price (1)	Amount of registration Fee
Common Stock, no par value	909,092	$8.64	$7,854,555	$308.68

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on September 17, 2008, as reported on the Nasdaq Capital Market.
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, distributions, recapitalizations or similar events with respect to the 909,092 shares of common stock being registered pursuant to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 19, 2008

PROSPECTUS

909,092 SHARES

ADA-ES, INC.

COMMON STOCK, NO PAR VALUE

ADA-ES, Inc. (“ADA-ES” or “we”) has prepared this prospectus to register for resale by certain of our shareholders up to 909,092 shares of our common stock that we sold to the shareholders pursuant to the private placement described on page 1 of this prospectus.

The selling shareholders identified in this prospectus, or their permitted pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ADES.” On September 17, 2008, the reported last sale price of our common stock on the NASDAQ Capital Market was $8.65 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008.

The address of our principal executive office is 8100 SouthPark Way, Unit B, Littleton, Colorado 80120, and our telephone number is (303) 734-1727.

Unless the context otherwise requires, references in this prospectus to “ADA-ES,” “we,” “us,” and “our” refer to ADA-ES, Inc. and its subsidiaries.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Our Business

Incorporated in Colorado in 1997, ADA-ES, Inc. develops and implements proprietary environmental technology and provides specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. We currently serve the emerging market for mercury emission controls through the supply of powdered activated carbon injection systems, mercury measurement instrumentation and related services. ADA-ES became a “stand-alone” public company through a “spin-off” from its parent company, Earth Sciences, Inc. in September 2003. We have six wholly-owned subsidiaries called ADA Environmental Solutions, LLC, Crowfoot Development, LLC, Crowfoot Supply Company, LLC, Red River Environmental Products, LLC, Morton Environmental Products, LLC, Underwood Environmental Products, LLC and a 50% interest in a Colorado limited liability company called Clean Coal Solutions, LLC (“Clean Coal”).

Our approach to technology development, implementation and commercialization involves taking technology to full-scale as quickly as we can, and testing and improving the technology under actual power plant operating conditions. The most significant benefit of this method is that we begin working early and closely with power companies to optimize the technology to meet their specific needs. For example, while some other companies develop mercury control technologies in the isolation of a laboratory without feedback from users, we work on full-scale mercury control systems that are installed on plants operated by several of the largest power companies in North America. We assist electric utility companies to remain competitive while meeting environmental regulations.

Our major activities include sales of equipment, field testing and services related to the emerging market for mercury emission control for coal-fired boilers used in electric generation, development and marketing of our refined coal technology through our Clean Coal joint venture with NexGen Refined Coal, LLC, an affiliate of NexGen Resources Corporation, development of a new “Greenfield” facility for the manufacture of activated carbon (“AC”) for mercury control applications, development of interim sources of AC to supply to utility customers until such time as our AC manufacturing facility is operational, the sale of flue gas conditioning equipment and chemicals, and other chemicals and technologies for coal-fired boilers.

2008 Private Placement

On August 26, 2008, we entered into a Subscription Agreement with Black River Small Capitalization Fund Ltd., Black River Commodity Select Fund Ltd. and Perella Weinberg Partners Oasis Master Fund L.P. (collectively, the “Investors”). The Subscription Agreement provided for the issuance and sale by us to the Investors of an aggregate of 909,092 shares of our common stock at $7.70 per share. In connection with the sale of the shares of our common stock to the Investors, we paid $465,000 in fees to the placement agents for the transaction.

We issued these shares of common stock in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, or Rule 506 of Regulation D promulgated thereunder. We are now registering for resale under this prospectus the shares of common stock issued to the investors in the private placement.

THE OFFERING

Common stock offered by selling shareholders	909,092 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares in the offering.

Risk Factors	See “Risk Factors” beginning on page 2 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

NASDAQ Capital Market symbol	ADES

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to our Business

THE OVERTURNING OF CAMR HAS LED TO DECREASED SALES OF OUR PRODUCTS AND SERVICES, AND IF EXISTING AND PLANNED ENVIRONMENTAL LAWS GOVERNING MERCURY CONTROL ARE RESCINDED OR SUBSTANTIALLY CHANGED, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Demand for our mercury emission control (“MEC”) and refined coal technology is being driven almost exclusively by legislation requiring mercury emission control. Mercury has been identified as a toxic substance and pursuant to a court order the U.S. Environmental Protection Administration (“EPA”) issued the clean air mercury rule (“CAMR”) for its control in March 2005. CAMR has been controversial since its inception, and in February 2008, the United States Court of Appeals for the District of Columbia Circuit invalidated CAMR and remanded the matter to the EPA for further proceedings. The reaction of industry has generally been a “wait and see” approach, which we have seen in delays in deliveries of previously placed orders and decreased sales to coal-fired electric generating utilities.

In 2005, the EPA also issued the Clean Air Interstate Rule (“CAIR”) to reduce emission of pollutants for power plants, such as sulfur dioxide and nitrogen oxides for mostly 28 eastern states. In July 2008, the U.S. Court of Appeals for the District of Columbia unanimously rejected CAIR. States had been using CAIR to assist them in meeting federal requirements with particulate and ozone difficulties. The vacatur of CAIR has caused increased uncertainty in our industry because power generators are faced with trying to recover costs for capital equipment that now has no regulatory driver. Such uncertainty has also delayed purchasing decisions for mercury emission control equipment, especially for those utilities who were considering multi-pollution control solutions.

The impact of state and federal mercury control regulation on the future of our business, and the long-term growth of the MEC market for the electric utility industry will most likely depend on the outcome of the recently remanded CAMR and CAIR, and how the states and the federal government react to it. This will in turn mandate how industry must respond to final federal regulations, as well as state regulations, including those that are presently in various stages of enactment. As many as 1,100 existing coal-fired boilers may be affected by such regulations when they are fully implemented. Permitting of new coal-fired plants generally requires them to meet more stringent requirements that include controlling mercury emissions. For the near-term, our revenues from this market will depend on (i) decreasing Department of Energy (“DOE”) and industry-funded contracts, (ii) mercury testing services and (iii) equipment sales and AC sold to new plants and existing plants affected by the implementation of enacted regulations. We do not expect significant revenue growth unless and until federal or state regulations impact a significant portion of existing boilers. Delays in, or derailment of, the passage of state mercury control legislation, or undue delay in adoption by the EPA of regulations replacing CAMR and CAIR, would likely cause an adverse effect on our business and financial condition.

IF EXISTING AND PLANNED ENVIRONMENTAL LAWS ARE RESCINDED OR SUBSTANTIALLY CHANGED, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

A significant market driver for our existing products and services, and those planned in the future, are the environmental laws that limit emissions from power plants. If such laws were rescinded or substantially changed, our business would be adversely affected by declining demand for such products and services. Demand for our flue gas conditioning (“FGC”) and ADA-249M products is primarily two-fold. Customers purchase these products to mitigate operating problems and to help comply with environmental regulations such as the Clean Air Act Amendments of 1990. Although we believe our existing customers and those expected in the near-term desire our products for mitigation of operating problems, we expect that any softening of existing air pollution control requirements would slow expected growth for these products and have an adverse effect on our business. Demonstrations of our FGC products planned for 2008 have been delayed or cancelled due to the recent CAMR ruling and we are uncertain if these demonstrations will be conducted.

INADEQUATE SUPPLIES OF ACTIVATED CARBON COULD ADVERSELY AFFECT OUR BUSINESS.

We expect the demand for AC to increase as power plants begin to use activated carbon injection (“ACI”) systems to control mercury emissions. We currently have a supply agreement for limited foreign sources of AC and processing capabilities that are allowing us to supply limited quantities of AC for the mercury control market this year and in 2009 (our “interim supply”). We believe that it is important for us to be able to supply AC on an interim basis until our planned AC manufacturing facility comes on line in order to supply AC to our ACI systems customers, and to create relationships with customers we can ultimately shift over to AC to be supplied by our planned AC manufacturing facility. If the production of AC, on which we will rely for our interim supply, and which is currently outside our control, is inadequate to meet the increased demand, it would likely have a negative impact on our business and financial condition.

WE HAVE COMMITTED SIGNIFICANT RESOURCES TO THE DEVELOPMENT OF A GREENFIELD ACTIVATED CARBON MANUFACTURING FACILITY TO SUPPLY THE EMERGING MERCURY EMISSION CONTROL MARKET AND OUR INABILITY TO COMPLETE THE PROJECT IN A TIMELY MANNER WOULD LIKELY HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

We have committed significant resources to the development of a Greenfield AC manufacturing facility, to date having expended approximately $17.3 million on preliminary development work, including plant design, environmental and other permitting, equipment design and procurement and land acquisition and consulting fees, with additional commitments of approximately $273 million for which we have provided guaranties to date. We estimate that the “all-in” cost of the project will be approximately $350 million for a facility with one production line capable of producing approximately 175 million pounds of AC per year. Completion of the project will require funding well beyond our present capabilities. We anticipate obtaining funding from three sources: our own equity contributions ($70 million), equity contributions from a strategic partner at the “project level” ($70 million) and third-party debt financing ($210 million). We presently have limited funds available for our own equity capital contribution to the project, we have not yet entered into any agreements with a strategic partner whom we are seeking to fund the other 50% of the equity capital for the project, nor do we have any commitments for the debt financing that will be needed for the project. Given the recent turmoil in the financial markets, our ability to secure debt financing on reasonable terms may be adversely affected. If we are unable to obtain the capital necessary to fund the capital contributions necessary for our own interest in the project, to enlist the services of a strategic partner who is capable of providing the additional equity we require for the project, or to obtain the debt financing for the project, all in a timely manner and on acceptable terms, we would in all likelihood be required to abandon our planned schedule for the project, and our financial condition would be likely to suffer materially as a result.

OUR PROJECT TO BUILD A GREENFIELD AC MANUFACTURING FACILITY POSES CERTAIN ADDITIONAL RISKS TO US, ANY OF WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS OR FINANCIAL CONDITION

If we are not able to obtain the necessary financing for our planned AC manufacturing facility on a timely basis or complete the facility by the first half of 2010, we would likely owe significant amounts to terminate the agreements to which we are now a party.

Through our wholly-owned subsidiary, Red River Environmental Products, LLC (“Red River”), we have entered into three significant contracts to move the project forward. We have engaged BE&K Construction Company, LLC under an Engineering, Procurement and Construction Contract (“EPC Contract”) which requires a total commitment of approximately $232 million. We have guaranteed Red River’s payment obligations under the EPC Contract. Red River has also arranged for a $6.6 million irrevocable letter of credit to be issued for BE&K’s benefit to assure payment of short-term amounts owing under the EPC Contract, and we have guaranteed payment of any amounts drawn under that letter of credit. Red River will be required to increase that letter of credit to $21.4 million by September 30, 2008, with further increases beginning on February 28, 2009 and at quarterly intervals thereafter if adequate third party financing is not then in place to cover amounts that it would owe in the event of a payment default under the contract. Although Red River can terminate the EPC Contract for convenience at any time, Red River (and us, based on our responsibility under guaranties we have given to either BE&K or the banks issuing the letters of credit) would then owe BE&K (a) the amount earned by BE&K under the contract through the effective date of termination, (b) cancellation charges to BE&K’s subcontractors, (c) other reasonable termination-related costs incurred by BE&K, (d) costs of demobilization, and (e) unreimbursed sales taxes paid by BE&K. These amounts could be substantial and may not be completely recoverable by us if we were to sell the project.

Red River has also entered into four separate contracts with Industrial Furnace Company, Inc. (“IFCO”) to purchase four multi-hearth furnaces for the facility (“MHF Contracts”). The aggregate cost of the four furnaces will be approximately $40.8 million, and we have guaranteed the payment obligations of Red River under the contracts. As with the EPC Contract, we can terminate the MHF Contracts at any time for convenience; however, we would then owe IFCO for (a) reimbursable costs and amounts owing for milestone and progress payments, (b) cancellation charges owing to IFCO’s subcontractors, and (c) costs of demobilization. These amounts could be substantial and may not be completely recoverable by us if we were to attempt to sell the project.

Finally, Red River has entered into an activated carbon sales agreement with Luminant Generation Company, LLC (“Luminant”), requiring Red River to sell treated AC to Luminant over a six-year period or until such time as Luminant has purchased its minimum commitment. Red River must deliver AC produced at our planned AC manufacturing facility in Louisiana no later than July 14, 2010, except for periods when the facility is either under construction or unable to produce AC for certain specified reasons. If Luminant terminates the agreement as a result of Red River’s default on or before January 30, 2009, it may be entitled to damages up to $1 million. If Luminant terminates the Agreement for Red River’s default after January 30, 2009, but prior to commencement of delivery of AC from the facility, Luminant would be entitled to “cover” damages up to $10 million. Luminant may also be entitled to require specific performance. If Red River reasonably believes that it cannot secure third party debt financing for the facility by January 30, 2009, it may terminate the agreement and would owe Luminant liquidated damages of $1 million. We have guaranteed the obligations of Red River under this agreement. Red River must replace our guaranty with a $1 million irrevocable letter of credit by no later than January 15, 2009 and must replace that letter of credit with a $10 million irrevocable letter of credit upon closing of the debt financing for the project. If we cannot secure financing to be able to meet our obligations to Luminant under this agreement, we may be liable to Luminant for significant damages, which would materially adversely affect our financial condition and our ability to proceed with the project.

We will require significant additional AC and processing capabilities in order to meet our obligations under long-term sales agreements.

In order to pave the way for project financing, we have entered into the agreement with Luminant and agreements with other power companies to sell AC, which ramp up significantly in 2010 and thereafter. We intend to enter into additional, similar long-term AC sales agreements. We do not have supply agreements for adequate quantities of AC or the capability to process and deliver the treated AC to meet our obligations under these existing long-term sales agreements. If we are unable to secure such supply or develop such capabilities in a timely manner, we would be in default under these agreements, which would likely materially adversely affect our business.

We will require long-term supply agreements for the coal feedstock necessary to produce AC from our planned facility.

In order to assure that we will be able to manufacture AC at our planned AC facility, we will need to obtain long-term contracts for the supply of the coal necessary as feedstock for the AC to be produced at the facility. We do not presently have contracts or commitments for a dependable supply of feedstock for the facility, and our inability to obtain them in a timely manner and on reasonable terms would require us to abandon the project. We are seeing increasing prices for source materials, and this could have an adverse impact on the costs of AC that we will produce from our planned AC facility.

We may require additional long-term sales agreements for the AC to be produced by the facility.

In order to obtain the financing necessary for our AC manufacturing facility, we may need to enter into additional long-term AC sales agreements from significant customers for the AC to be produced by the facility in amounts sufficient to support such financing. Although we have two significant contracts in place and are presently negotiating with several possible customers for additional contracts, our inability to obtain additional contracts in amounts sufficient to support necessary financing in a timely manner would likely result in our inability to obtain the desired financing for the project.

If we are unable to complete our planned AC manufacturing facility by early 2010, we may suffer adverse consequences.

We expect that the need for AC by coal-fired electric utilities will increase significantly, outstripping the available foreign and domestic supply by early 2010. If we incur any significant delays in the project that cause us to be unable to commence operations by that time, we could miss market opportunities and that would adversely impact our competitive position in the market.

Our management does not have significant experience in projects of the size and complexity of our planned AC manufacturing facility and that inexperience could adversely affect our business and financial condition.

Although we have employees and have hired, and expect to hire, consultants who have past experience in the design, oversight and construction of complex manufacturing facilities, our management has limited experience in managing or overseeing projects as complex as this one. As a result, various difficulties might arise during the planning, construction or operation of the project, including delays in development or construction, deviations from planned schedule, cost overruns, or any of various other possible construction or operational complications, any of which could impact the viability of the project, thereby causing us to suffer material adverse effects on our business and financial condition.

We will require permits for the plant which we do not yet have.

We have air and other permits for our Red River plant site in Louisiana and are in the process of applying for and obtaining other permits from state, local and federal authorities for this site and another potential plant site in North Dakota. We cannot assure you that we will obtain the necessary permits. If we fail to do so, we may have to delay or cancel the project.

ANY DECREASE IN THE USE OF COAL OR INCREASE IN THE USE OF ALTERNATIVE ENERGY SOURCES BY ELECTRIC UTILITY COMPANIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND BUSINESS.

Our business depends substantially on providing air pollution and operating cost solutions to coal-fueled power plants. Recent political developments have indicated that there may be an attempt to decrease the use of coal for use as fuel in electric generation plants. If the use of coal declines as a result of increases in the use of alternative fuels or alternative energy sources, technological developments or general economic conditions, our financial condition and business could be materially adversely affected.

IF WE ARE UNABLE TO COMPETE WITH OTHER INDUSTRY PARTICIPANTS, WE WOULD SUFFER ADVERSE EFFECTS TO OUR BUSINESS AND FINANCIAL CONDITION.

We face competition in all aspects of our operations, and will face competition in the AC supply business, including competition from both domestic and foreign suppliers. In North America, our competitors consist of large national and international companies, and local and regional companies of varying sizes and financial resources. Certain of our competitors may have significant advantages over us, including substantially greater financial, technical, personnel and other resources, and brand name recognition. We may not be able to successfully compete with them. We have seen our market share for activated carbon injection (ACI) systems decline over the last several months due to increased competition. If we are unable to maintain a significant market share for our systems, our business and financial condition may be adversely affected. In addition, competitors have reduced their prices to expand sales volume or to win competitively bid contracts, and we have had to offer lower pricing to attract or retain our customers, resulting in an adverse impact to our margins, revenues and business.

IF THE DEPARTMENT OF ENERGY (DOE) DISCONTINUES FUNDING OF EXISTING AND PLANNED CLEAN COAL TECHNOLOGY PROGRAMS, OUR BUSINESS WOULD BE HARMED.

In 2007, 2006 and 2005, 37%, 45% and 39%, respectively of our revenues were derived from or related to DOE programs. We expect DOE funding for mercury related projects to continue to decline or be eliminated, which would reduce our revenues from government contracts for such projects. Future commitments on two of our DOE mercury contracts have not been made as of August 31, 2008 amounting to $600,000, and it is unclear whether the funds will be allocated and paid on the contracts. Those funds remain at risk pending DOE final decision. In addition, we have looked to DOE funding as a significant means to further develop our technology and intellectual property in the areas of mercury emissions control and flue gas conditioning additives covered by that funding, and DOE has begun funding research into carbon capture technology we are developing. Any material decrease in funding for the projects in which we are involved would hamper the development of our technology and intellectual property as it does not appear that we could currently fund the same level of research and development work apart from the funding provided to us by the DOE. The federal budget for fiscal year 2008 does not contain any funding for the types of mercury control DOE projects in which we have historically participated. Although we believe Congress will appropriate funds consistent with past practice for carbon capture technology, we cannot be sure that this will occur, and failure to appropriate such funds would likely have a material adverse effect on our business.

WE ARE CURRENTLY THE SUBJECT OF A LAWSUIT ALLEGING MISAPPROPRIATION OF TRADE SECRETS AND OTHER CLAIMS AIMED AT OUR AC MANUFACTURING TECHNOLOGY; DEFENSE OF THESE OR SIMILAR CLAIMS IS LIKELY TO BE EXPENSIVE AND THE COSTS AND OUTCOME COULD CAUSE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Norit Americas, Inc., which is an AC manufacturer with whom we have previously done business, recently filed a lawsuit against us and two of our employees (who were former employees of Norit) asserting claims for misappropriation of trade secrets and other claims, and seeking monetary damages and injunctive relief that seek to prevent us from using what they allege to be Norit trade secrets and other intellectual property involving the manufacture of AC. The case, captioned Norit Americas, Inc. v. ADA-ES, Inc., ADA Environmental Solutions, LLC, John Rectenwald, and Stephen Young, Cause No. 08-0673, was filed in the 71st Judicial District Court for Harrison County, Texas. In addition to Norit, other third parties may claim infringement with respect to our current or future technologies or products or products manufactured by others and incorporating our technologies. We have also entered into certain license agreements with Clean Coal, and may enter into additional license agreements with others, under which we agree to indemnify and hold the licensee harmless from and against losses it may incur as a result of the infringement of third party rights by our patents or other intellectual property. Responding to Norit’s or similar claims, whether or not they are ultimately found to have merit, will be time consuming and may result in costly litigation, adversely impact our ability to obtain funding for our planned AC manufacturing facility, cause development delays, require us to enter into royalty or license agreements, or require us to cease using technology that is determined to be the intellectual property of a third party. Royalty or license agreements may not be available on acceptable terms or at all. As a result, this existing infringement lawsuit, or other similar claims, which are at the very least expensive and time-consuming to defend, could have a material adverse affect on our business, operating results and financial condition, even if we are successful in defending ourselves against them.

WE ARE AN EMERGING COMPANY IN A NEW INDUSTRY, WHICH ENTAILS RISKS THAT COULD IMPAIR OUR BUSINESS.

We are pursuing a growth strategy by expanding our environmental technology/specialty chemicals business into the emerging MEC market. We anticipate that future operations will place a strain on management, information systems and other resources. We expect that we will need to attract and integrate new personnel, improve existing procedures and controls and implement new ones to support future growth. Any inability to meet our future hiring needs and to adapt our procedures and controls accordingly could have a material adverse effect on our results of operations, financial condition and business prospects. In addition, if we make strategic acquisitions, we must successfully integrate the acquired operations in a timely manner. We cannot assure you that we will be able to manage expected growth, and our inability to do so could materially adversely affect our results of operations and business.

THE MARKET FOR OUR PLANNED REFINED COAL PRODUCT AND QUALIFICATION FOR THE SECTION 45 TAX CREDIT ARE UNCERTAIN AND COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND PROFITABILITY.

The ability of Clean Coal to sell its planned RC product and qualify for the expected Section 45 tax credits depends on several conditions, including meeting the requirements of a presently unclear law which we believe requires corrective legislation that has not yet been enacted, selling the RC at the mark-up required by the law, contracting with monetizers to facilitate the sale of the required facilities, and completing and making operational such facilities prior to January 1, 2009, the date presently required by the law. The inability of Clean Coal to successfully resolve and complete any of these conditions would likely have an adverse effect on our future growth and profitability.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY OR INFRINGEMENT BY US OF INTELLECTUAL PROPERTY OF A THIRD PARTY COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL CONDITION.

We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Such means of protecting our proprietary rights may not be adequate because such laws provide only limited protection. We also enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and many of our vendors, and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization. Policing unauthorized use of intellectual property is difficult. Although we are not anticipating any significant foreign sources of revenues, the laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology, which could result in injury to our business. In addition, pursuing persons who misappropriate our intellectual property could be costly and divert the attention of our management from the operation of our business.

THE LOSS OF KEY RELATIONSHIPS OR OUR INABILITY TO ENTER INTO ADDITIONAL KEY RELATIONSHIPS IMPORTANT TO OUR BUSINESS STRATEGY WOULD ADVERSELY AFFECT OUR SALES AND FINANCIAL CONDITION.

We have developed key industry relationships with companies much larger than ourselves. We will need to enter into additional agreements with various companies to carry out our planned project to build an AC manufacturing facility, which are important and will be essential to allow us to position ourselves in the MEC market from coal-fueled power plants. Loss of any of these key relationships or our inability to enter into these agreements could adversely affect our future growth, profitability and financial condition.

TECHNICAL OR OPERATIONAL PROBLEMS WITH LONG-TERM OPERATION OF ACTIVATED CARBON INJECTION SYSTEMS COULD RESULT IN ADDITIONAL COSTS AND DELAYS THAT ADVERSELY AFFECT OUR FINANCIAL CONDITION.

We started to install our ACI systems at coal-fired power plants on a permanent basis for the first time in 2006. We cannot assure that there will be not be technical or operational problems with our ACI systems from long-term operations. Any such problems could result in delays in, or postponement or cancellation of, expected installations at power plants, and would likely have a material adverse effect on our business.

OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING KEY COMPONENTS MAY CAUSE DELAYS IN ASSEMBLY AND INCREASED COSTS TO US.

We do not currently have our own manufacturing or assembly facility for our ACI systems or other components that we sell in our business. We rely upon third parties for the manufacture, assembly and some of the testing of key components. Delays and difficulties in the manufacturing or assembly of our products could substantially harm our business and financial condition.

There are limited sources of acceptable supply for some key ACI system components. Business disruptions, financial difficulties of the manufacturers or suppliers of these components, or raw material shortages could increase the cost of our goods sold or reduce the availability of these components. If sales accelerate, we may experience a rapid and substantial increase in our need for components. If we are unable to obtain a sufficient supply of required components, we could experience significant delays in manufacturing, which could result in the loss of orders, customers or liability for liquidated damages under delivery contracts. This could materially and adversely affect our business, financial condition and results of operations.

Although we may purchase inventories of strategic components, some parts of the systems (such as silos) may require custom fabrication, and may not be amenable to being stocked as part of standard inventory. Alternative sources may be difficult to locate if we experience delays in obtaining them from our usual suppliers. If the cost of components increases, we may not be able to pass on price increases to our customers if we are to remain competitive. The occurrence of any of these difficulties would likely have an adverse effect on our business and financial condition.

THE EFFECT OF ISSUING PERFORMANCE GUARANTIES FOR COMMERCIAL ACTIVATED CARBON INJECTION SYSTEMS IS UNKNOWN AND COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

Performance guaranties have been and may likely continue to be an integral part of successful sales of our ACI systems. Such guaranties typically require levels of mercury removal efficiency based on stated injection rates of a specified or approved AC given other operating parameters, including the nature of the coal burned. Provisions of such guaranties generally require us to spend amounts up to the value of the sales contract to “make right” the performance of the ACI, if the guaranteed level of performance is not achieved. Any substantial payments under such guaranties would have an adverse effect on our financial condition and our ability to generate future sales.

WE CANNOT BE CERTAIN THAT FGC DEMONSTRATIONS WILL LEAD TO SALES.

Although we are scheduled to perform an additional demonstration project for our FGC technology in 2008, we cannot be certain that this demonstration, or any others we might be called upon to perform, will be successful or that future revenues will result from that demonstration.

OUR FINANCIAL RESULTS MAY FLUCTUATE AS A RESULT OF SEASONALITY AND OTHER FACTORS, INCLUDING THE DEMAND FOR ENVIRONMENTAL TECHNOLOGY AND SPECIALTY CHEMICALS, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

The sale of FGC chemicals depends on the operations of the utilities to which such chemicals are provided. Our FGC customers routinely schedule maintenance outages in the spring of each year. During the period of such outages, which may range from two weeks to over a month, no FGC chemicals are used and purchases from us are correspondingly reduced.

INADEQUATE SUPPLIES OF COAL COULD ADVERSELY AFFECT OUR PROFITABILITY.

Our profitability depends on working with coal-fueled power plants. If economically recoverable coal reserves are not available or if coal cannot be readily supplied to power plants because of transportation, labor or other issues, such unavailability could adversely affect our profitability and impede the growth of our business.

WE DEPEND ON KEY PERSONNEL.

We depend on the performance of our senior management team, including Jonathan Barr, C. Jean Bustard, Dr. Michael Durham, Cameron Martin, Mark McKinnies, Richard Miller, John Rectenwald, Richard Schlager and Sharon Sjostrom, and their direct reports and other key employees, particularly highly skilled engineers. Our success depends on our ability to attract, retain and motivate these individuals. We do not have any binding agreements with any of our employees that prevent them from leaving our Company at any time without any restrictions on their competing against us after their employment terminates. We compete heavily for these types of personnel. In addition, although we maintain key person life insurance on certain of our executives, the loss of the services of any of our key employees or our failure to attract, retain and motivate key employees, could harm our business.

WE DEPEND SUBSTANTIALLY ON CONSULTANTS FOR SEVERAL KEY AREAS OF OUR BUSINESS, AND THE LOSS OF ONE OR MORE OF THESE CONSULTANTS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

We have engaged consultants to oversee the planning, permitting and construction of our proposed AC manufacturing facility as well as to assist us with the operation of our RC business. The agreements we have with these consultants contain provisions that are intended to protect our confidential information, and also prevent the consultants from competing with us during the terms of their agreements. The agreements do not, however, prevent these consultants from competing with us following the termination of their agreements. If we were to lose one or more of our consultants, it might be difficult to timely replace the lost consultant on reasonable terms, and our business could be harmed if one or more of our consultants were to engage in activities competitive with one of our areas of interest.

MATERIAL ADJUSTMENTS PURSUANT TO DOE AUDITS OF OUR PAST PERFORMANCE COULD HAVE A DETRIMENTAL IMPACT ON OUR BUSINESS.

11 of our completed and current contracts awarded by the DOE and related industry participants remain subject to adjustments as a result of future government audits. Our historical experience with these audits has not resulted in significant adverse adjustments to amounts previously received, however the audits for the years 2002 through 2007 have not been finalized. Revenues recognized from 2002 through the first two quarters of 2008 that are subject to government audit totaled approximately $28.7 million. In addition, we had $1.9 million of remaining unearned amounts under contracts subject to audit as of June 30, 2008, $1.1 million of which we expect to recognize in the remainder of 2008. If audits for open years were to require us to repay material amounts, our results of operations and business would likely suffer material adverse impacts.

CHANGES IN TAXATION RULES OR FINANCIAL ACCOUNTING STANDARDS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Changes in taxation rules and accounting pronouncements (and changes in interpretations of accounting pronouncements) have occurred and may occur in the future. A change in existing taxation rules or accounting standards could have an adverse effect on our reported results of operations.

RISKS RELATING TO OUR COMMON STOCK

A SIGNIFICANT PORTION OF OUR OUTSTANDING SHARES OF COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET, WHICH COULD LOWER THE MARKET PRICE OF OUR STOCK.

As of August 31, 2008, we had 6,712,143 shares of common stock issued and outstanding of which 909,092, or approximately 14%, are being registered pursuant to the registration statement of which this prospectus forms a part. Sales of substantial amounts of our common stock, or the perception that such sales might occur, may have a material adverse effect on our stock price.

THE ISSUANCE OF ADDITIONAL SECURITIES IN THE FUTURE COULD DECREASE THE VALUE OF THE OUTSTANDING SHARES OF OUR COMMON STOCK.

We will need to raise capital to pursue our current development plans. We expect to raise that capital through the issuance of our securities, likely through the issuance of shares of convertible preferred stock, which will have liquidation, dividend and other preferences and priorities over those of our common stock. We might, however, also issue common stock or other convertible securities or debt instruments with additional preferences and priorities over those of our common stock to raise additional capital. Subject to the requirements of our NASDAQ Capital Market listing, our Board of Directors has the authority to offer and sell additional securities without the vote of, or notice to, existing shareholders. The issuance of any or all of these additional securities could dilute the percentage interests and per share book value of existing shareholders, and have a detrimental impact on the market for our common stock.

OUR STOCK PRICE IS VOLATILE, WHICH COULD SUBJECT US TO SECURITIES CLASS ACTION LITIGATION.

The market price of our common stock fluctuates significantly. The market price of our common stock is affected by numerous factors, including:

•	actual or anticipated fluctuations in our operating results and financial condition;

•	changes in laws or regulations and court rulings, particularly the remands of CAMR and CAIR;

•	developments regarding our planned AC manufacturing facility and AC manufacturing projects announced by our competitors;

•	changes in government funding of our projects;

•	announcements of ACI systems sales awards;

•	conditions and trends in our industry;

•	adoption of new accounting standards affecting our industry;

•	changes in financial estimates by securities analysts;

•	perceptions of the value of corporate transactions; and

•	degree of trading liquidity in our common stock and general market conditions.

From July 1, 2007 to September 15, 2008, the closing price of our common stock ranged from $7.15 to $22.26 per share. The last reported closing price for our common stock on September 15, 2008 was $9.22. Significant declines in the price of our common stock could impede our ability to obtain additional capital, attract and retain qualified employees and reduce the liquidity of our common stock.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of similarly staged companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, shareholders have often brought class action securities litigation against that company. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

LACK OF EXPECTED DIVIDENDS MAY MAKE OUR STOCK LESS ATTRACTIVE AS AN INVESTMENT.

We intend to retain all future earnings for the foreseeable future for use in the development of our business. We therefore do not anticipate paying any cash dividends on our common stock for the foreseeable future. Generally, stocks that pay regular dividends command higher market trading prices, and our stock price may therefore be lower as a result of our dividend policy.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” and “would,” the negative expressions of such statements, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included or incorporated in this prospectus include, without limitation, statements regarding the following:

(a)	the impact of national and state mercury regulations, including the response at the national and state levels to the recent ruling on CAMR and CAIR, on the nation’s 1,100-plus coal-fired units;

(b)	the capability of U.S. coal reserves to serve future demand;

(c)	future estimated costs to control mercury emissions;

(d)	rapid development of the mercury emission control market;

(e)	expected growth in the interest of the U.S Government and the power industry in DOE carbon dioxide removal projects;

(f)	impact of the termination of our Memorandum of Understanding with Calgon Carbon Corporation;

(g)	amounts and timing of, and changes in, future revenues, research and development expenses, and costs of operating Clean Coal;

(h)	that the U.S. Congress will pass corrective legislation with respect to Section 45 tax credits applicable to clean coal technology;

(i)	annual lease costs and other expenditures and gross margins;

(j)	our ability to meet our contract delivery obligations ;

(k)	our ability to develop AC sources and processing capability to meet our AC contract delivery obligations;

(l)	the size of the applicable target market and market potential for AC, refined coal technology and ADA-249M;

(m)	the timing of completion of projects and future demonstrations;

(n)	the procession of outstanding bid requests to orders between now and 2010;

(o)	the range of costs for capital equipment expected to be required by each coal-fired unit and range of sorbent requirements per unit;

(p)	the continued use of coal for generating a large part of the electricity used in the United States;

(q)	the inability of the supply of AC to meet market demand as early as 2010;

(r)	the expected cost and timeline for development of our Greenfield AC manufacturing facility, including hard and “soft” costs;

(s)	entering into appropriate arrangements with our proposed strategic partner to share development costs of such facility at the project level and the making of an investment in our equity at the Company level;

(t)	obtaining adequate long-term debt financing for the facility;

(u)	meeting a significant portion of the expected shortage in AC supply, including in the near-term (2008 and 2009) from interim sources, and in the longer term (2010 and beyond) from the facility;

(v)	the appropriation of funds by Congress for DOE projects;

(w)	impact of market price risk;

(x)	the impact of competition and the pending lawsuit filed against us and two of our employees by Norit Americas, Inc.;

(y)	our ability to attract and retain key personnel;

(z)	the impact of performance guaranties for our ACI systems; and

(aa)	the immateriality of any future adjustments to previously received revenue as a result of DOE audits.

We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors” above and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as under the heading “Quantitative and Qualitative Disclosures About Market Risk” in such Form 10-K, and in other reports we file with the SEC which are incorporated by reference herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, unless otherwise required by law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Shareholders” to resell such shares. We will not receive any proceeds from the resale of shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the number of shares beneficially owned by each selling shareholder and certain other information regarding such shareholders, as of immediately after the closing of our private placement, which took place on August 26, 2008. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of their ownership of our securities. The shares offered by this prospectus may be offered from time to time by each selling shareholder. The following table assumes that each selling shareholder will sell all of the shares being offered for their respective accounts by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares of our common stock. The information in the table below is current only as of the date of this prospectus. If any of the selling shareholders identified below transfers some or all of such shareholder’s securities to a pledgee, donee, transferee or other successor-in-interest, we may be required to file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

In the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to the shares. Except as otherwise indicated in the footnotes below, we believe that each of the selling shareholders named in this table has sole voting and investment power over the shares of our common stock indicated.

In determining the number of shares of our common stock beneficially owned by a selling shareholder and the percentage ownership of such selling shareholder, we include any shares as to which the selling shareholder has sole or shared voting power or investment power. In addition, any shares subject to warrants, options or other convertible securities held by such selling shareholder that are immediately exercisable or exercisable within 60 days of September 1, 2008 are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

Selling Shareholders			Number of Shares Beneficially Owned Prior to Offering	Number of Shares Registered for Sale	Shares Owned After Sale of Registered Shares
					Number	Percentage
Perella Weinberg Partners Oasis Master Fund LP	(a	)	389,611	389,611	0	0
Black River Small Capitalization Fund Ltd.	(b	)	325,000	325,000	0	0
Black River Commodity Select Fund Ltd.	(c	)	194,481	194,481	0	0
TOTALS			909,092	909,092	0	0

(a)	We have been advised by the selling shareholder that Perella Weinberg Partners Capital Management is the investment advisor of Perella Weinberg Oasis Master Fund LP. Rod Parsley, the portfolio manager, has voting and investment control over the shares owned by the selling shareholder.
(b)	We have been advised by the selling shareholder that Black River Asset Management LLC is the investment adviser of Black River Small Capitalization Fund Ltd. Richard Gammill has voting and/or investment control over the shares owned by the selling shareholder.
(c)	We have been advised by the selling shareholder that Black River Asset Management LLC is the investment adviser of Black River Commodity Select Fund Ltd. Rosamond Borer has voting and/or investment control over the shares owned by the selling shareholder.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge, distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq Capital Market;

•	in privately negotiated transactions;

•	in options transactions;

•	to or through underwriters;

•	through dealers or agents;

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•	through a combination of these methods; and

•	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the distributions of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, underwriters, broker-dealers or agents engaged by the selling shareholders may arrange for other underwriters or broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary on the types of transactions involved.

In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Some of the underwriters or deemed underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended, or the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

We will pay all expenses of the registration of the shares of common stock pursuant to the Subscription Agreements, including, without limitation, U.S. Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts, commissions and concessions and brokers’ or agents’ commissions and concessions or selling commissions and concessions, if any. We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. Underwriters, dealers and agents may be entitled to indemnification by us and the selling shareholders against specific civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) one year from its effective date (subject to certain extensions), (2) such time as all of the shares covered by this prospectus may be sold pursuant to Rule 144(b) without volume or manner of sale restrictions, (3) such time as all of the shares covered by this prospectus have been publicly sold pursuant to this prospectus or Rule 144. Notwithstanding the foregoing obligations, we may, under specified circumstances, suspend the use of the registration statement, or any amendment or supplement thereto.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Schuchat, Herzog  & Brenman, LLC, 1900 Wazee Street, Suite 300, Denver, Colorado 80202.

EXPERTS

The consolidated financial statements of ADA-ES, Inc. as of and for the year ended December 31, 2007 appearing in our Annual Report on Form 10-K for such year and the effectiveness of ADA-ES, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ehrhardt Keefe Steiner & Hottman PC and the consolidated financial statements of ADA-ES, Inc. as of December 31, 2006 and for the years ended December 31, 2005 and 2006 appearing in such report have been audited by Hein & Associates LLP, each an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

Our Common Stock is currently traded in the over-the-counter market and is quoted on the NASDAQ Capital Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street NW, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008 filed with the SEC on May 7, 2008 and August 6, 2008, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2008; March 24, 2008; June 10, 2008; August 20, 2008; August 29, 2008; September 10, 2008; September 12, 2008 and September 15, 2008;

•

those portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2008 incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

•	the description of our common stock contained in our Registration Statement on Form 10-SB filed with the SEC on March 24, 2003, as amended and declared effective by the SEC.

Notwithstanding the foregoing, unless specifically stated otherwise, none of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K listed above or that we furnish from time to time to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Mark McKinnies

Secretary of ADA-ES

8100 SouthPark Way, Unit B,

Littleton, Colorado 80120

(303) 734-1727

E-mail: markm@adaes.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by ADA-ES (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$309
NASDAQ Capital Market listing fee	$5,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$7,500
Miscellaneous expenses	$5,000
Total expenses	$47,809

Item 15.	Indemnification of Directors and Officers.

The Colorado Business Corporation Act allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against liability in certain situations. Our Articles provide that we will indemnify our directors, officers, employees, fiduciaries and agents (each, a “Proper Person” as defined in our Amended and Restated Bylaws (the “Bylaws”)) to the maximum extent provided by law.

Under the Colorado Business Corporation Act and our Articles, indemnification would be mandatory with respect to a director or officer who was wholly successful in defense of an action, suit or proceeding. As permitted by the Colorado Business Corporation Act, our Bylaws provide the following as to the indemnification of Proper Persons:

•

We will indemnify any Proper Person against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with an action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the company’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the company’s best interests, or (iii) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

•	In proceedings brought by or in the right of the company, indemnification will be limited to reasonable expenses incurred in connection with the proceeding.

•

No indemnification will be provided a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of the company in which the Proper Person was adjudged to be liable to the company on in any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged to be liable to the company on the basis that he derived an improper personal benefit.

Additional indemnification may be provided to officers, employees, fiduciaries or agents if they are not also directors, so long as such additional indemnification is provided for by general or specific action by the Board of Directors or shareholders or by contract and would not be inconsistent with public policy.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1	Registration Rights Agreement dated August 26, 2008, incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed with the SEC on August 29, 2008 (File No. 000-50216).

5.1	Opinion of Schuchat, Herzog & Brenman, LLC

23.1	Consent of Hein & Associates LLP

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3	Consent of Schuchat, Herzog & Brenman, LLC (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (See Signature page of this Registration Statement).

II-1

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Littleton, State of Colorado, on September 15, 2008.

ADA-ES, INC.

By:	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark H. McKinnies and Michael D. Durham his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including all pre-effective and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Durham	President, Director	September 15, 2008
Michael D. Durham	(Principal Executive Officer)

/s/ Mark H. McKinnies	Senior Vice President, Chief Financial Officer and Director	September 15, 2008
Mark H. McKinnies	(Principal Accounting and Financial Officer)

/s/ Robert N. Caruso	Director	September 15, 2008
Robert N. Caruso

/s/ John W. Eaves	Director	September 11, 2008
John W. Eaves

/s/ Derek C. Johnson	Director	September 12, 2008
Derek C. Johnson

/s/ Ronald B. Johnson	Director	September 15, 2008
Ronald B. Johnson

/s/ W. Phillip Marcum	Director	September 10, 2008
W. Phillip Marcum

/s/ Jeffrey C. Smith	Director	September 15, 2008
Jeffrey C. Smith

/s/ Richard J. Swanson	Director	September 13, 2008
Richard J. Swanson

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Registration Rights Agreement dated August 26, 2008, incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed with the SEC on August 29, 2008 (File No. 000-50216).

5.1	Opinion of Schuchat, Herzog & Brenman, LLC

23.1	Consent of Hein & Associates LLP

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3	Consent of Schuchat, Herzog & Brenman, LLC (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (See Signature page of this Registration Statement).